EXHIBIT 99

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
	419-417-4768	January 25, 2006
COOPER TIRE PURCHASE OF CHENGSHAN FINALIZED
Findlay, Ohio, January 25, 2006 — Cooper Tire & Rubber Company (NYSE:CTB) today announced that its acquisition of 51% of Cooper Chengshan (Shandong) Passenger Tire Co., Ltd., and Cooper Chengshan (Shandong) Tire Company, Ltd. has been finalized with an effective date of February 4, 2006.
In October, 2005, Cooper announced agreement to purchase China’s 3rd largest Chinese-owned tire manufacturer with estimated 2005 sales of $500 million. In December, 2005, all necessary government approvals were received. The purchase also includes a 25 percent ownership for Cooper in a steel cord factory which is located adjacent to the tire manufacturing facility in Rongchen City, Shandong, China.
The company will continue making passenger car and light truck radials as well as radial and bias commercial tires for the replacement, OE and export markets.
Company Description
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 40 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertireandrubber.com